UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 3, 2012

PHH CORPORATION

(Exact name of registrant as specified in its charter)

MARYLAND	1-7797	52-0551284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Leadenhall Road

Mt. Laurel, New Jersey  08054

(Address of principal executive offices, including zip code)

(856) 917-1744

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 3, 2012, Jerome J. Selitto resigned as President and Chief Executive Officer of PHH Corporation (“PHH” or the “Company”) and as a Class III member of the Company’s Board of Directors effective immediately.  Glen A. Messina, 50, was elected by the Company’s Board of Directors as President and Chief Executive Officer of the Company and as a Class III member of the Company’s Board of Directors effective January 3, 2012, following the resignation of Mr. Selitto.

Mr. Messina joined PHH as Chief Operating Officer, effective July 13, 2011, with more than 25 years of management and financial leadership experience, including 17 years at General Electric Company (“GE”).  Prior to joining PHH, Mr. Messina served as Chief Executive Officer of GE Chemical and Monitoring Solutions, a global water and process specialty chemicals services business from 2008 until joining PHH in 2011.  From 2007 to 2008, Mr. Messina served as Chief Financial Officer of GE Water and Process Technologies and, from 2002 to 2007, he served as Chief Financial Officer of GE Equipment Services.  Mr. Messina began his career at GE in 1994, and from 1998 to 2000 he served as Chief Executive Officer and from 1996 to 1998 as Chief Financial Officer of GE’s mortgage services business.

Mr. Selitto’s employment agreement with PHH expired in October, 2011.  The terms of any severance or separation agreement with Mr. Selitto have not yet been agreed upon.

There have not yet been any changes to Mr. Messina’s compensation arrangements with the Company nor any grants or awards, or modifications to Mr. Messina’s outstanding awards, under the Company’s incentive plans in connection with his election as President and Chief Executive Officer.  However, changes to Mr. Messina’s compensation arrangements are currently being evaluated.  The Company will provide additional information when available.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHH CORPORATION

	By:	/s/ William F. Brown
	Name:	William F. Brown
	Title:	Senior Vice President, General Counsel and Secretary

Dated: January 9, 2012